UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2026

Safe Pro Group Inc.

(Exact name of Registrant as specified in its Charter)

Delaware	001-42261	87-4227079
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification No.)

18305 Biscayne Blvd., Suite 222

Aventura, Florida 33160

(Address of principal executive offices)

Registrant’s Telephone Number, including area code: (786) 409-4030

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	SPAI	The NASDAQ Stock Market LLC

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 1, 2026, Safe Pro Group Inc. (the “Company”) appointed Jarret Mathews to serve as the Company’s Chief Operating Officer. In connection with Mr. Mathews’ appointment, on April 1, 2026, the Company and Mr. Mathews entered into an Executive Employment Agreement (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. Mathews will serve as Chief Operating Officer for an initial term of two years, which term renews automatically for successive one-year periods unless either party provides at least 30 days’ prior written notice of non-renewal, subject to earlier termination as described below. Under the Employment Agreement, Mr. Mathews will receive an annual base salary of $200,000, is eligible for a home-office allowance of $1,000 per month, and received a commencement cash bonus of $50,000. Mr. Mathews is eligible for an annual cash bonus of up to 100% of base salary, as determined by the Board or its Compensation Committee based on Company and individual performance.

Equity matters under the Employment Agreement are subject to the Company’s applicable equity incentive plan and award agreements, and include the following: (i) acceleration of vesting, effective as of the commencement of employment, of an existing award covering 15,000 shares of Company common stock issued to Mr. Mathews while he was providing services to the Company in a consulting capacity; (ii) an inducement grant of 20,000 shares of restricted common stock that are being granted outside of the Company’s 2025 Stock Plan as an inducement material to Mr. Mathews’ entering into employment with the Company in accordance with Nasdaq Stock Market Listing Rule 5635(c)(4); (iii) eligibility for an annual stock option award to purchase 75,000 shares of Company common stock for each fiscal year during the term (subject to approval by the Board or Compensation Committee), vesting in equal quarterly installments over one year, subject to continued service; and (iv) eligibility for performance-based option awards of 50,000, 50,000 and 100,000 options upon the Company’s achievement, for a single fiscal year, of $5 million, $10 million and $20 million in revenue, respectively, in each case subject to certification by the Board or Compensation Committee and the terms of the applicable plan and award agreements.

If the Company terminates Mr. Mathews’ employment without Cause or he resigns for Good Reason (each as defined in the Employment Agreement), and subject to his timely execution and non-revocation of a general release of claims, the Company will continue to pay base salary for a period of two months following the termination date, in accordance with customary payroll practices and subject to applicable withholdings.

Mr. Mathews, age 50, previously served as principal of Phase Zero Consulting since July 2024, advising both government and industry clients on how to best find, develop, and integrate cutting-edge technology. Prior to that, from July 2021 to July 2024 he was an officer in the United States Army serving as Director, Joint Acquisition Task Force. Mr. Mathews received a bachelor’s degree in civil engineering from the United States Military Academy at West Point and holds a Master’s Degree in International Relations and Affairs from University of Kansas. There are no family relationships between Mr. Mathews and any director or executive officer of the Company, and there are no arrangements or understandings between Mr. Mathews and any other persons pursuant to which he was selected as an officer. There are no transactions in which Mr. Mathews has a direct or indirect material interest that require disclosure under Item 404(a) of Regulation S-K.

On April 1, 2026, the Company entered into a Third Amendment to the Employment Agreement (the “Amendment”) with Theresa Carlise, the Company’s Chief Financial Officer, which amends certain compensation and benefits terms of Ms. Carlise’s existing employment agreement dated June 22, 2023, as previously amended on November 1, 2023 and March 27, 2024.

Under the Amendment, effective April 1, 2026, Ms. Carlise’s annual base salary is set at $225,000. In addition, Ms. Carlise will receive a monthly automobile allowance of $1,000. The Amendment further provides that the Company will pay 100% of Ms. Carlise’s health insurance premium through the Company’s plan or, if the Company does not have a plan, Ms. Carlise will receive a monthly medical allowance of $2,000. Except as modified by the Amendment, the terms of Ms. Carlise’s employment agreement remain in full force and effect.

The foregoing summary of the Employment Agreement and Amendment do not purport to be complete and are qualified in their entirety by reference to the Employment Agreement and Amendment, copies of which are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement between Safe Pro Group Inc. and Jarret Mathews dated April 1, 2026
10.2	Amendment No. 3 to Employment Agreement between Safe Pro Group Inc. and Theresa Carlise, dated April 1, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 3, 2026

SAFE PRO GROUP INC.

By:	/s/ Daniyel Erdberg
Daniyel Erdberg
Chief Executive Officer